Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2010

LIBERTY MEDIA LLC ANNOUNCES COMMENCEMENT OF

MODIFIED DUTCH AUCTION TENDER OFFER

FOR ITS 5.70% SENIOR NOTES DUE 2013

ENGLEWOOD, Colorado — Liberty Media LLC (“Liberty”), a wholly-owned subsidiary of Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB), today announced that it has commenced a cash tender offer (the “Tender Offer”) for up to $400 million aggregate principal amount (as such amount may be increased in Liberty’s sole discretion, the “Tender Cap”) of its outstanding 5.70% Senior Notes due 2013 (the “Notes”).  The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, May 28, 2010, unless extended or earlier terminated (the “Expiration Date”).  As of May 2, 2010, $802,500,000 principal amount of Notes were outstanding.  The Notes and other information relating to the Tender Offer are listed in the table below.

Series of Notes	CUSIP and ISIN Nos.	Outstanding Principal Amount	Early Tender Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
5.70% Senior Notes due 2013	530718AC9 US530718AC96	$802,500,000	$30.00	$1,010.00 - $1,045.00

(1)  Per $1,000 principal amount of Notes that are accepted for purchase.

(2)  Includes the Early Tender Payment.

The total consideration payable under the Tender Offer per $1,000 principal amount of Notes will be determined based on a modified “Dutch Auction” procedure.  Each holder that tenders Notes in the Tender Offer will specify a “Bid Price,” within a range specified in the table above, which represents the minimum consideration such holder is willing to receive for those Notes.  Holders who tender Notes without specifying a Bid Price will be deemed to have specified $1,010.00 per $1,000 principal amount of Notes.  The total consideration payable under the Tender Offer, and the Bid Price specified by holders of Notes electing to participate, includes an “Early Tender Payment” of $30.00 for each $1,000 principal amount of Notes.  Holders will only be eligible to receive the Early Tender Payment for Notes that such holders have validly tendered (and not withdrawn) at or prior to 5:00 p.m., New York City time, on May 14, 2010, unless extended.  If the aggregate amount of Notes validly tendered (and not withdrawn) with a Bid Price equal to or below the Total Consideration exceeds the Tender Cap, then holders of Notes who tender Notes with a Bid Price equal to the Total Consideration will be subject to proration as described in the Offer to Purchase (defined below).

In addition, Liberty will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offer from the last interest payment date up to, but not including, the settlement date for the Tender Offer.  Liberty currently anticipates that the settlement date will be June 2, 2010.

Notes may be withdrawn any time prior to 5:00 p.m., New York City time, on May 14, 2010, unless extended (the “Withdrawal Date”).  Holders of Notes who tender their Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Notes.

Liberty reserves the right, in its sole discretion, to increase the Tender Cap.  If Liberty increases the Tender Cap, it does not currently intend to extend the Withdrawal Date or otherwise reinstate withdrawal rights.

The terms and conditions of the Tender Offer are described in the offer to purchase, dated May 3, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal.

Additional Information

Liberty Media LLC has retained Barclays Capital Inc. to act as the Dealer Manager for the Tender Offer.  Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer.  Questions regarding the Tender Offer should be directed to Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).  Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 873-7700 (toll-free) or (212) 430-3774 (for banks and brokers).  This press release is for informational purposes only.  This press release is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities.  The Tender Offer is being made solely pursuant to the offer to purchase and related documents.  The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Liberty Media LLC by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.  None of Liberty, the Dealer Manager or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Notes.  Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

About Liberty Media LLC

Liberty Media LLC is a wholly-owned subsidiary of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media Corporation, the parent of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K ..  These forward-looking statements speak only as of the date of this press release.  Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420